Exhibit 99.2

CCI in Discussion to Acquire New Residential Units

Wednesday May 9, 12:10 pm ET

RIVERSIDE, Calif., May 9 /PRNewswire-FirstCall/ -- Competitive Companies Inc. (CCI) (OTC Bulletin Board: CCOP - News) announced today that through introductions made by William Tomberlin, the Company's new consultant/contractor (See press release dated April 19, 2007), CCI is in discussions to acquire the right to provide over 20,000 residential units throughout the U.S. with Cable TV, telephone and high speed internet services, a true 'triple play'. Industry 'triple play' revenues currently exceed $100 per month per customer, and CCI historically has been able to penetrate up to 70% of its potential residential units.

Although no agreements, oral or written have been entered into, if and when a fully integrated acquisition of this size and quality were to become a reality, it would increase CCI's annual revenues substantially.

Competitive Companies is a Nevada Corporation providing telephone, cable and high speed internet service to over 3,000 persons living in apartment complexes in California, Alabama and Mississippi. The Company is headquartered in Riverside, California.

Forward-Looking Statements

This press release contains statements that are "forward-looking" and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words "expect," "intend," "estimate," "will" and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward- looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are "forward- looking" statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.